EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated December 5, 2003) and related Prospectus of Health Care Property Investors, Inc. for the registration of 5,000,000 shares of its common stock under its Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements of Health Care Property Investors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Ernst & Young LLP

Irvine, California

December 4, 2003